Exhibit 99.1

                        Flexsteel Announces Third Quarter
                       and Year-To-Date Operating Results

    DUBUQUE, Iowa--(BUSINESS WIRE)--April 19, 2006--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its third quarter and fiscal year-to-date ended March 31, 2006.
    Net sales for the fiscal quarter ended March 31, 2006 were $110.3 million compared to the prior year quarter of $101.3 million, an increase of 8.9%. Operating income for the current quarter was $3.1 million compared to $1.7 million in the prior year quarter. Net income for the current quarter was $1.8 million or $0.27 per share compared to $1.7 million or $0.26 per share in the prior year quarter. Prior year quarter net income of $1.7 million includes a $0.1 million after tax gain from sale of a former manufacturing facility and $0.7 million of tax benefit related to reduced estimated tax liabilities.
    Net sales for the nine months ended March 31, 2006 were $314.1 million compared to $304.3 million in the prior year nine months, an increase of 3.2%. Net income for the nine months ended March 31, 2006 was $3.2 million or $0.49 per share, including stock-based compensation expense of $0.4 million (after tax) or $0.06 per share, compared to net income of $4.5 million or $0.68 per share for the nine months ended March 31, 2005, which included a net gain (after tax) of $0.4 million or $0.06 per share on the sale of facilities.
    For the quarter ended March 31, 2006, residential net sales were $69.6 million, an increase of 7.8% from the prior year quarter net sales of $64.6 million. This increase in residential net sales in the current quarter is primarily due to greater demand for products in existing markets and introduction into newly developed markets. For the nine months ended March 31, 2006, residential net sales of $197.4 million are up 1.6% from net sales of $194.2 million in the prior year.
    Recreational vehicle net sales for the quarter ended March 31, 2006 were $19.1 million, down 3.4% from the prior year quarter net sales of $19.7 million. On a year-to-date basis, recreational vehicle net sales decreased 11.9% to $53.3 million, compared to $60.5 million in the nine-months ended March 31, 2005. The decline in recreational vehicle net sales is due primarily to a continued weak wholesale market environment.
    Sales of commercial products increased from $17.0 million to $21.6 million and from $49.6 million to $63.4 million, for the quarter and fiscal year-to-date, respectively. This approximate 28% increase in commercial net sales for the quarter and year-to-date is primarily due to expanded commercial office product offerings and improved industry performance of hospitality products.
    Gross margin for the quarter ended March 31, 2006 was 19.4% compared to 17.9% in the prior year quarter. The gross margin improvement for the quarter is a result of a greater percentage of shipments of commercial office, hospitality and foreign sourced products whose margins were not as significantly impacted by raw material cost increases. In addition, selected selling price increases have been implemented. However, the Company has been unable to fully pass on these raw material cost increases on domestically manufactured product. For the nine months ended March 31, 2006, the gross margin was 19.2% compared to 18.5% for the prior year nine-month period, reflecting the improved margin in the current quarter.
    Selling, general and administrative expenses were 16.5% and 16.4% of net sales for the quarters ended March 31, 2006 and 2005, respectively. For the nine months ended March 31, 2006 and 2005, selling, general and administrative expenses were 17.3% and 16.6%, respectively. The increase in selling, general and administrative costs on a year-to-date basis in comparison to prior year resulted from increases in marketing and royalty expenses, general increases in other fixed administrative expenses and the recording of stock-based compensation expense related to stock option grants.
    During the quarter ended March 31, 2005, the Company recorded a pre-tax gain on the sale of a former manufacturing facility of $0.2 million. For the fiscal year-to-date in 2005 the Company recorded pre-tax gains of $0.8 million on the sale of facilities.
    The income tax rate was 39.3% and 39.2% for the quarter and fiscal year-to-date periods ending March 31, 2006, respectively. The Company expects that the income tax rate for its fourth fiscal quarter will be approximately 39.2%. During the quarter ended March 31, 2005, an examination by the Internal Revenue Service of the Company's federal income tax returns for the fiscal years ended June 30, 2003 and 2004 was completed. Due to the favorable results, the Company reduced its estimate of accrued tax liabilities by $0.7 million. The decrease resulted in income tax rates of (3.7%) and 27.9% for the quarter and fiscal year-to-date periods ending March 31, 2005, respectively.
    Working capital (current assets less current liabilities) at March 31, 2006 was $96.0 million, compared to $85.4 million at June 30, 2005. Net cash used in operating activities was $6.5 million for the nine-month period ended March 31, 2006. Net cash provided by operating activities was $13.6 million for the nine-month period ended March 31, 2005. Fluctuations in net cash used in operating activities were primarily the result of changes in accounts receivable, inventories and accounts payable. The increase in inventories in fiscal 2006 relates primarily to the expansion of foreign sourced product programs.
    Capital expenditures were $3.2 million during the first nine months of fiscal year 2006. Depreciation and amortization expense was $4.1 million and $4.4 million for the nine-month periods ended March 31, 2006 and 2005, respectively. The Company expects that capital expenditures will be less than $0.5 million for the remainder of the fiscal year.

    All earnings per share amounts are on a diluted basis.

    Outlook

    Flexsteel Industries, Inc., and the furniture industry in general, continues to be impacted by increases in interest rates and geopolitical issues leading to increased energy costs and marketplace uncertainty. U. S. furniture manufacturers continue to be faced with competition and pricing pressures from foreign sourced products. The Company expects these challenging business conditions, which could have an impact on its results of operations, to continue through the remainder of the fiscal year.
    In response to the aforementioned challenges, the Company continues to monitor sell prices for its products and continues to identify and implement cost control opportunities in all facets of its business. The Company believes it has the necessary inventories, product offerings and commitments in place to take advantage of opportunities for expansion into new markets. The Company believes that its strategy of providing furniture from a broad and varied selection of domestically manufactured and foreign sourced products is a sound business practice that it will continue to pursue.

    Analysts Conference Call

    The Company will host a conference call for analysts on Thursday, April 20, 2006, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 6095174. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 6095174.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, foreign currency revaluations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.
    For more information, visit our web site at http://www.flexsteel.com.



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                             March 31,     June 30,
                                               2006          2005
                                           ------------- -------------

ASSETS

CURRENT ASSETS:
      Cash and cash equivalents...........     $801,050    $1,706,584
      Investments.........................      754,690     1,508,751
      Trade receivables, net..............   50,542,637    48,355,070
      Inventories.........................   86,786,489    69,945,400
      Other...............................    6,942,728     6,281,869
                                           ------------- -------------
Total current assets......................  145,827,594   127,797,674

NONCURRENT ASSETS:
      Property, plant, and equipment, net.   25,275,425    26,140,914
      Other assets........................   13,795,317    12,719,090
                                           ------------- -------------

TOTAL..................................... $184,898,336  $166,657,678
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable - trade...............  $20,481,928   $16,259,905
   Notes payable and current maturities of
    long-term debt........................    6,356,164     5,000,000
   Accrued liabilities....................   22,974,834    21,149,428
                                           ------------- -------------
Total current liabilities.................   49,812,926    42,409,333

LONG-TERM LIABILITIES:
   Long-term debt.........................   21,969,674    12,800,000
   Other long-term liabilities............    6,760,423     6,650,625
                                           ------------- -------------
Total liabilities.........................   78,543,023    61,859,958

SHAREHOLDERS' EQUITY......................  106,355,313   104,797,720
                                           ------------- -------------

TOTAL..................................... $184,898,336  $166,657,678
                                           ============= =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                   Three Months Ended          Nine Months Ended
                         March 31,                  March 31,
               --------------------------- ---------------------------
                    2006          2005         2006          2005
               ------------- ------------- ------------- -------------
NET SALES..... $110,345,280  $101,348,058  $314,081,702  $304,254,441
COST OF GOODS
 SOLD.........  (88,979,296)  (83,175,515) (253,869,453) (247,826,424)
               ------------- ------------- ------------- -------------
GROSS MARGIN..   21,365,984    18,172,543    60,212,249    56,428,017
SELLING,
 GENERAL AND
 ADMINI-
 STRATIVE.....  (18,223,706)  (16,627,533)  (54,320,932)  (50,637,603)
GAIN ON SALE
 OF FACILITIES                    200,409                     809,022
               ------------- ------------- ------------- -------------
OPERATING
 INCOME.......    3,142,278     1,745,419     5,891,317     6,599,436
               ------------- ------------- ------------- -------------
OTHER INCOME
 (EXPENSE):
    Interest
     and other
     income...      247,120       141,687       554,055       436,373
    Interest
     expense..     (487,530)     (247,448)   (1,118,934)     (791,441)
               ------------- ------------- ------------- -------------
      Total...     (240,410)     (105,761)     (564,879)     (355,068)
               ------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME TAXES.    2,901,868     1,639,658     5,326,438     6,244,368
BENEFIT FROM
 (PROVISION
 FOR) INCOME
 TAXES........   (1,140,000)       60,000    (2,090,000)   (1,740,000)
               ------------- ------------- ------------- -------------
NET INCOME....   $1,761,868    $1,699,658    $3,236,438    $4,504,368
               ============= ============= ============= =============
AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:

    Basic.....    6,562,456     6,539,079     6,556,669     6,528,179
               ============= ============= ============= =============
    Diluted...    6,583,230     6,606,997     6,576,487     6,602,816
               ============= ============= ============= =============
EARNINGS PER
 SHARE OF
 COMMON STOCK:

    Basic.....        $0.27         $0.26         $0.49         $0.69
               ============= ============= ============= =============
    Diluted...        $0.27         $0.26         $0.49         $0.68
               ============= ============= ============= =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                 Nine Months Ended
                                                     March 31,
                                             -------------------------
                                                2006         2005
                                             ------------ ------------

OPERATING ACTIVITIES:

Net income..................................  $3,236,438   $4,504,368
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
    Depreciation and amortization...........   4,099,889    4,381,188
    Gain on disposition of capital assets...     (41,647)    (852,838)
    Stock based compensation expense........     427,000
    Changes in operating assets and
     liabilities............................ (14,211,816)   5,577,125
                                             ------------ ------------
Net cash (used in) provided by operating
 activities.................................  (6,490,136)  13,609,843
                                             ------------ ------------

INVESTING ACTIVITIES:

    Net purchases and sales of investments..     631,110     (260,599)
    Proceeds from sale of capital assets....      75,286    2,087,208
    Capital expenditures....................  (3,169,859)  (2,714,835)
                                             ------------ ------------
Net cash used in investing activities.......  (2,463,463)    (888,226)
                                             ------------ ------------

FINANCING ACTIVITIES:

    Net proceeds of borrowings..............  10,525,838   (9,605,427)
    Dividends paid..........................  (2,555,874)  (2,543,762)
    Proceeds from issuance of common stock..      78,101      175,022
                                             ------------ ------------
Net cash provided by (used in) financing
 activities.................................   8,048,065  (11,974,167)
                                             ------------ ------------

Increase (decrease) in cash and cash
 equivalents................................    (905,534)     747,450
Cash and cash equivalents at beginning of
 period.....................................   1,706,584    2,476,521
                                             ------------ ------------
Cash and cash equivalents at end of period..    $801,050   $3,223,971
                                             ============ ============


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392